Exhibit 4.1

ARTICLES OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION

OF

DANAOS CORPORATION

Under Section 90 of the

Republic of the Marshall Islands Business Corporations Act

DANAOS CORPORATION, a corporation domesticated in and existing under the law of the Republic of the Marshall Islands (the “Corporation”), hereby certifies as follows:

(a)           The name of the Corporation is “DANAOS CORPORATION”.

(b)           The Corporation was originally incorporated in the Republic of Liberia on December 7, 1998.  Articles of Domestication and Articles of Incorporation of the Corporation were filed with the Office of the Registrar of Corporations of the Republic of The Marshall Islands on October 7, 2005.  The Articles of Incorporation were amended and restated on October 14, 2005 and Articles of Amendment to such Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations of the Republic of The Marshall Islands on September 14, 2006.  The Amended and Restated Articles of Incorporation were amended and restated on September 18, 2006.  A Statement of Designations was filed pursuant to Section 35(5) of the Business Corporation Act on October 5, 2006 in respect of the right, preferences and privileges of series A participating preferred stock of the Corporation.  Articles of Amendment to such Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations of the Republic of The Marshall Islands on September 18, 2009.  Restated Articles of Incorporation were filed with the Registrar of Corporation of the Republic of The Marshall Islands on July 8, 2010 and Articles of Amendment to such Restated Articles of Incorporation were filed with the Registrar of Corporations of the Republic of The Marshall Islands on August 10, 2018.

(c)           The Restated Articles of Incorporation are hereby amended by inserting the following as a new paragraph into Section FOURTH immediately following the last paragraph therein:

(d)     Reverse Stock Split. As of the commencement of business on May 2, 2019 (the “Reverse Stock Split Effective Date”), each fourteen (14) shares of Common Stock issued and outstanding immediately prior to the Reverse Stock Split Effective Date either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”); provided that no fractional shares shall be issued to any holder and that in lieu of issuing any such fractional shares, fractional shares resulting from the Reverse Stock Split will be rounded down to the nearest whole share and provided, further, that stockholders who would otherwise be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the ratio of the Reverse Stock Split will receive a cash payment (without interest and subject to applicable withholding taxes) in an amount per share equal to the closing price per share of Common Stock on the New York Stock Exchange on the trading day immediately preceding the Reverse Stock Split Effective

Date, as adjusted for the reverse stock split as appropriate. Each certificate, if any, that immediately prior to the Reverse Stock Split Effective Date represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional shares as described above. The reverse stock split described in this paragraph shall not change the number of shares of Common Stock authorized to be issued or the par value of the Common Stock. No change was made to the number of registered shares of Preferred Stock the Corporation is authorized to issue or to the par value of the Preferred Stock.

(d)           This amendment to the Restated Articles of Incorporation was duly adopted in accordance with Section 88(1) of the Marshall Islands Business Corporations Act (the “BCA”).  The Board of Directors of the Corporation approved this amendment to the Restated Articles of Incorporation on January 17, 2019 and April 16, 2019.  On March 5, 2019, the holders of the requisite percentage of the outstanding shares of the Corporation entitled to vote thereon authorized the adoption of this amendment to the Restated Articles of Incorporation at a duly convened meeting of the stockholders of the Corporation in accordance with the Restated Articles of Incorporation and Section 88(1) of the BCA, and such authorization has been filed with the minutes of the proceedings of stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to Restated Articles of Incorporation to be signed as of the 1st day of May 2019, by its President and Chief Executive Officer, who hereby affirms and acknowledges, under penalty of perjury, that these Articles of Amendment are the act and deed of the Corporation and that the facts stated herein are true.

DANAOS CORPORATION

By:	/s/ John Coustas
	Name:	John Coustas
	Title:	President and Chief Executive Officer